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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                                               Rule 14a-6(e)(2))
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     [X] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               REXENE CORPORATION
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LOGO
                               REXENE CORPORATION
                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244

                REJECT WYSER-PRATTE'S BID FOR CONTROL OF REXENE

                                                                January 24, 1997

DEAR REXENE STOCKHOLDER:

     A group of arbitrageurs and short-term stock speculators headed by Guy P. Wyser-Pratte has commenced a solicitation of Rexene stockholders as part of an overall effort to gain control of the Company's Board of Directors. THIS EFFORT IS A COMPLETE WASTE OF YOUR MONEY AND TIME. DO NOT PUT YOUR REXENE INVESTMENT AT RISK. DO NOT SIGN THE GOLD AGENT DESIGNATION CARD SENT TO YOU BY THE WYSER-PRATTE GROUP. IF YOU HAVE RETURNED THE GOLD AGENT DESIGNATION CARD, WE URGE YOU TO SIGN, DATE AND RETURN REXENE'S WHITE REVOCATION CARD TODAY.

     The Wyser-Pratte group wants to gain control of Rexene and attempt to sell the company. However, your Board of Directors has already stated publicly and unequivocally that it would not oppose a sale of the Company for at least $16 per share -- as long as the offer is fully financed and meets customary conditions that protect the interests of our stockholders. Your Company and its financial advisors have sought potential buyers for the Company and explored various alternatives to maximize stockholder value. To date, no one -- including Huntsman Corporation -- has made an offer at a fair price that we believe can be completed within a reasonable period of time.

       THE WYSER-PRATTE GROUP WILL ADD NOTHING TO THE VALUE OF YOUR STOCK

     Mr. Wyser-Pratte is a short-term investor who had no investment in Rexene shares until after Huntsman's proposals first surfaced. We believe his interest is only to make a quick buck by selling the Company at any price above his cost basis.

     Do not be deceived by the Wyser-Pratte group's claims that its efforts will add value to your stock.

     The Wyser-Pratte group has:

         - NO AGREEMENT with Huntsman or anyone else to buy the Company;

         - NO STRATEGIC PLAN for or experience in your Company's operations;

         - NO ALTERNATIVE PLAN if a sale of the Company cannot be achieved.

WE BELIEVE THAT HANDING OVER CONTROL OF REXENE TO THE WYSER-PRATTE GROUP EITHER WILL RESULT IN A FIRE SALE OF THE COMPANY AT A REDUCED PRICE, OR SERIOUSLY UNDERMINE YOUR COMPANY'S OPERATIONS.
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                  HUNTSMAN REFUSED TO MAKE A $16 TENDER OFFER

     The Wyser-Pratte group wants you to believe that your Board rejected a $16 per share cash offer from Huntsman. THIS IS SIMPLY NOT TRUE.

     - HUNTSMAN REFUSED TO DISCUSS A PROPOSAL THAT WOULD HAVE PROVIDED STOCKHOLDERS WITH $16 PER SHARE IN A REASONABLE PERIOD OF TIME. In fact, Huntsman even refused to negotiate his own proposal.

     - WE BELIEVE THE CONDITIONS INSISTED UPON BY HUNTSMAN COULD HAVE RESULTED IN AN ADJUSTMENT TO THE PRICE DOWNWARD FROM $16 PER SHARE -- or in the transaction not being completed at all with your Company, and the value of your investment being seriously harmed in the process.

     - HUNTSMAN WAS UNWILLING TO PUT UP HIS OWN CASH TO PAY FOR YOUR SHARES. He evidently wanted Rexene to sign an agreement and then see if he could shop the Company's assets as collateral for a loan. He provided no assurance that he could obtain financing or that he would ultimately purchase your shares at $16.

     - Don't be misled by the Wyser-Pratte claim that Rexene's directors are creating a roadblock to a transaction by saying an offer should close in 60 days. Any serious buyer who has the money should be willing to make a tender offer and buy your shares within this timeframe. IN THE LAST TWO YEARS, MORE THAN 75 TENDER OFFERS FOR PUBLIC COMPANIES HAVE BEEN ANNOUNCED AND COMPLETED WITHIN 60 DAYS.

     - During the time that Huntsman attempted to put his deal together, (which under the terms of his proposal could have taken up to eight months), Rexene would have had to agree not to seek higher offers for the Company and abandon its capital expansion and improvement program. HUNTSMAN'S DEMANDS WOULD HAVE SERIOUSLY UNDERMINED REXENE'S COMPETITIVE POSITION, PUTTING YOUR INVESTMENT AT RISK.
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                           YOUR BOARD IS ACTING TO MAXIMIZE
                          THE VALUE OF YOUR REXENE INVESTMENT

         - The Board has sought, and will seriously consider, offers to buy the Company. The Rexene directors have publicly stated that they will support an offer that maximizes stockholder value.

         - The Board's program to maximize stockholder value began long before Wyser-Pratte's stock purchases.

         - Your management and directors are in the best position to operate Rexene because they understand the strategy, technology and customer relationships necessary to maximize returns from the Company's assets.

     We urge you to stop the Wyser-Pratte group's unnecessary and wasteful bid for board control. DO NOT SIGN ANY GOLD "AGENT DESIGNATION" FORM YOU MAY RECEIVE FROM THE WYSER-PRATTE GROUP. THE BOARD OF DIRECTORS URGE YOU TO SIGN, DATE AND RETURN THE WHITE REVOCATION CARD IMMEDIATELY. IF YOU ALREADY HAVE SIGNED A GOLD CARD, YOU CAN REVOKE IT BY SIGNING, DATING AND RETURNING OUR WHITE REVOCATION CARD IMMEDIATELY.

     If you have any questions or need assistance in revoking a gold card, please call D. F. King & Co., Inc., which is assisting us in this matter, toll-free at 1-800-714-3310; or we would welcome your call at 1-800-695-2985. Ask for Rexene Investor Relations at extension 9140.

                                        ON BEHALF OF THE BOARD OF DIRECTORS

                                        Sincerely,

                                        /s/ ANDREW J. SMITH

                                        ANDREW J. SMITH
                                        Chairman of the Board
                                           and Chief Executive Officer
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                     DON'T RISK PUTTING YOUR COMPANY IN THE
                     HANDS OF SHORT-TERM STOCK SPECULATORS

         DON'T RETURN THE GOLD CARD SOLICITED BY THE WYSER-PRATTE GROUP